Exhibit 23.1

December 13, 2010

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of China Oumei Real Estate Inc. on Form S-1/A filed on or about December 13, 2010, of our Auditors’ Report, dated March 23, 2010, except for Note 22, as to which the date is November 3, 2010, on the consolidated balance sheets of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 25, 2009.

In addition, we consent to the references to us under the heading “Experts” in the Registration Statement.

MSPC
Certified Public Accountants and Advisors, A Professional Corporation
New York, NY